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March 1, 2000


Joan M. Wrabetz
2175 Tamarack Drive
Medina, MN 55356


Dear Joan:

On behalf of Tricord Systems, Inc., I am pleased to extend to you the following offer to join the Tricord Team as President and Chief Operating Officer of the Company. This offer letter is subject to your acceptance and approval by Tricord's Board of Directors. This offer letter is not an employment contract, and you will be deemed an at-will employee of Tricord.

Set forth below are the terms of your employment:

         1. Your employment will commence on March 1, 2000. During your employment with the Company, you will make yourself available to perform such duties, consistent with your other business and employment activities, as may be agreed to by the Chief Executive Officer of the Company and you.

         2. Your base salary in connection with such employment will be $200,000 per year. Tricord's pay periods are the 15th and the end of the month.

         3. You will be granted, effective as of the date you commence employment, an incentive stock option (the "Plan Option") to purchase 500,000 shares (the "Plan Option Shares") of the Company's common stock at an exercise price equal to the closing bid price of the common stock on the first trading day prior to the date you commence employment. You should note, however, that the number of shares subject to the Plan Option that will actually qualify for incentive stock option tax treatment will be limited by the provisions of the Internal Revenue Code. The Plan Option will be granted under the terms of the Company's 1998 Stock Incentive Plan (the "1998 Plan") and the standard form of option agreement thereunder. The Plan Option will become exercisable in 38 installments as follows: (i) 3% of the Plan Option Shares will become exercisable six months after the date of grant; (ii) 22% of the Plan Option Shares will become exercisable 12 months following the date of grant; and (iii) 75% of the Plan Option Shares will become exercisable in 36 equal monthly installments thereafter (i.e., approximately 2.083% of the Plan Option Shares for each full month of continuous service thereafter).

         4. You will also be granted, effective as of the date you commence employment, a non-statutory stock option (the "Non-Plan Option") to purchase 200,000 shares (the "Non-Plan Option Shares") of the Company's common stock at an exercise price equal to the closing bid price of the common stock on the first trading day prior to the date you commence employment. The Non-Plan Option will be granted outside of the Company's 1998 Plan. The Non-Plan Option will become exercisable in six equal monthly installments commencing one month following the date of grant (i.e., approximately 16.67% of the Non-Plan Option Shares).


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         5.   You agree to execute prior to commencing employment the Company's standard form of nondisclosure/confidentiality agreement and to abide by the terms of such agreement.

         6.   If a Change in Control of the Company (as defined in the 1998
              Plan) occurs while you remain employed by the Company and prior to six months from the date you commence employment, you will receive a lump sum cash payment equal to 12 months of your then current base salary.

         7. Pursuant to authority granted under Section 13.3 of the 1998 Plan and the proviso at the end of Section 13.5 of the 1998 Plan, in the event that your employment with the Company is terminated for any reason including death, disability or resignation by you (but not including termination by the Company for "cause," as such term is defined in the 1998 Plan) within 24 months following a Change in Control of the Company, (i) your Plan Option (to the extent held at least six months from the date of grant) and Non-Plan Option will become immediately exercisable in full as of such termination and will remain exercisable for the remainder of their terms and (ii) the limitation on such acceleration of exercisability set forth in Section 13.5 of the 1998 Plan will only be applied to the extent that the application of such limitation would result in the receipt by you, on an after-tax basis, of a greater amount than if such limitation had not been applied.

         8. If your employment with the Company is terminated without "cause" (as such term is defined in the 1998 Plan), or you terminate your employment following a significant reduction in your responsibilities, you will receive the following: (i) a lump sum cash payment equal to 12 months of your then current base salary;
              (ii) acceleration of the exercisability of options that have been held at least six months from the date of grant and that would have become exercisable during the 12-month period following your termination; and (iii) a 90-day post termination period within which to exercise options that are exercisable as of your termination (including the options becoming exercisable pursuant to clause (ii) above).

         9. You represent that neither commencing employment with the Company nor performing your duties on behalf of the Company will conflict with, constitute a breach under, or give any third party rights to Company intellectual property pursuant to, any agreement, contract or other arrangement to which you are subject.

         10. You agree that at no time will you use any trade secrets or other intellectual property of your current employer or any other third party while performing your duties for the Company.



As an employee, you will have the opportunity to participate in the Tricord Employee Benefit Package, subject to eligibility requirements of the various plans.

Please indicate your acceptance of this offer by signing and returning this letter to me. Your employment will be effective upon approval by the Board of Directors.


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March 1, 2000
Joan M. Wrabetz
Page 3


I am confident that you will make a significant contribution to the success and growth of Tricord, and we are looking forward to having you on the Tricord Team.

Very truly yours,



/s/ John J. Mitcham
---------------------------------------
John J. Mitcham
Chairman and Co-Chief Executive Officer



ACCEPTED:


/s/ Joan M. Wrabetz
--------------------------------------
Joan M. Wrabetz

March 1, 2000



DATE OF BOARD APPROVAL:  March 1, 2000